Filed Pursuant to Rule 424(b)(5)
Registration No. 333-108533

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 16, 2003)

GMAC LLC

$1,000,000,000 Floating Rate Notes due 2009

$1,000,000,000 6.625% Notes due 2012

We are offering $1,000,000,000 of our Floating Rate Senior Notes due 2009, or the “floating rate notes”, and $1,000,000,000 of our 6.625% Senior Notes due 2012, or the “2012 notes.” In this prospectus supplement, we refer to the floating rate notes and the 2012 notes collectively as the “notes.” We will pay interest on the floating rate notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007. We will pay interest on the 2012 notes semi-annually on May 15 and November 15 of each year, beginning on November 15, 2007. The notes will be unsecured, unsubordinated obligations of GMAC. The notes are not redeemable prior to maturity.

This investment involves risks. See “ Risk Factors” beginning on page S-4.

	Price to Public	Underwriting Discount	Proceeds to GMAC
Per floating rate note	100%	0.200%	99.8%
Total	$1,000,000,000	$2,000,000	$998,000,000
Per 2012 note	99.619%	0.425%	99.194%
Total	$996,190,000	$4,250,000	$991,940,000

(1)	Plus accrued interest from May 15, 2007 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through The Depository Trust Company on or about May 15, 2007.

Joint Book-Running Managers

Barclays Capital	Citi	Credit Suisse	Deutsche Bank Securities

Co-Managers

Calyon Securities (USA)	Commerzbank Corporates and Markets
Fortis Securities LLC	UBS Investment Bank

May 10, 2007

Prospectus Supplement

Prospectus

Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours” and “us” refer to GMAC LLC, including its subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Notes. This prospectus supplement is part of, and must be read in conjunction with, the accompanying prospectus dated September 16, 2003. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “dollars”, “$” and “U.S.$” are to United States dollars.

GMAC LLC

GMAC is a leading global financial services firm with operations in approximately 40 countries. Founded in 1919 as a wholly owned subsidiary of General Motors Corporation, GMAC was originally established to provide GM franchised dealers with the automotive financing necessary for the dealers to acquire and maintain vehicle inventories and to provide retail customers the means by which to finance vehicle purchases through GM dealers.

On November 30, 2006, GM sold a 51% interest in us for approximately $7.4 billion (the Sale Transactions) to FIM Holdings LLC (FIM Holdings). FIM Holdings is an investment consortium led by Cerberus FIM Investors, LLC, the sole managing member, and also including, Citigroup Inc., Aozora Bank Ltd., and a subsidiary of The PNC Financial Services Group, Inc.

Our products and services have expanded beyond automotive financing as we currently operate in the following lines of business—Automotive Finance, Mortgage (ResCap) and Insurance.

•

Automotive Finance—Our Automotive Finance operations offer a wide range of financial services and products (directly and indirectly) to retail automotive consumers, automotive dealerships and other commercial businesses. Our Automotive Finance operations are comprised of two separate reporting segments—North American Automotive Finance Operations and International Automotive Finance Operations. The products and services offered by our Automotive Finance operations include the purchase of retail installment sales contracts and leases, offering of term loans, dealer floor plan financing and other lines of credit to dealers, fleet leasing and vehicle remarketing services. While most of our operations focus on prime automotive financing to and through GM or GM affiliated dealers, our Nuvell operation, which is part of our North American Automotive Finance Operations, focuses on nonprime automotive financing to GM-affiliated and non-GM dealers. Our Nuvell operation also provides private-label automotive financing. In addition, our Automotive Financing operations utilize asset securitization and whole loan sales as a critical component of our diversified funding strategy.

•

Mortgage (“ResCap”)—Our ResCap operations involve the origination, purchase, servicing, sale and securitization of consumer (i.e., residential) and mortgage loans and mortgage-related products (e.g., real estate services). Typically, mortgage loans are originated and sold to investors in the secondary market, including securitization transactions in which the assets are legally sold but are accounted for as secured financings.

•

Insurance—Our Insurance operations offer automobile service contracts and underwrite personal automobile insurance coverage (ranging from preferred to non-standard risks) and selected commercial insurance and reinsurance coverage. We are a leading provider of automotive extended service contracts with mechanical breakdown and maintenance coverages. Our automotive extended service contracts offer vehicle owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer’s new vehicle warranty. We underwrite and market non-standard, standard and preferred risk physical damage and liability insurance coverages for passenger automobiles, motorcycles, recreational vehicles and commercial automobiles through independent agency, direct response and internet channels. Additionally, we market private-label insurance through a long-term agency relationship with Homesite Insurance, a national provider of home insurance products. We provide commercial insurance, primarily covering dealers’ wholesale vehicle inventory, and reinsurance products. Internationally, ABA Seguros provides certain commercial business insurance exclusively in Mexico.

•

Other – Our “Other” operations consists of our Commercial Finance Group, an equity investment in Capmark (our former commercial mortgage operations), certain corporate activities, and reclassifications and elimination between the reporting segments.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the three months ended March 31, 2007 which are incorporated by reference into this prospectus supplement and accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

The notes are effectively junior to the existing and future liabilities of GMAC’s subsidiaries

The notes are GMAC’s unsecured obligations and will rank equally in right of payment with all of GMAC’s other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of GMAC’s assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

GMAC’s subsidiaries are separate and distinct legal entities from GMAC. GMAC’s subsidiaries have no obligation to pay any amounts due on the notes or to provide GMAC with funds to meet its payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by GMAC’s subsidiaries could be subject to statutory or contractual restrictions. Payments to GMAC by its subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. GMAC’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. Because of the nature of GMAC’s lending and investment businesses, its subsidiaries often incur significant liabilities to those creditors. In addition, even if GMAC is a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by GMAC. As of March 31, 2007, GMAC had approximately $75 billion in indebtedness, $7 billion of which was secured, and GMAC subsidiaries had approximately $149 billion in indebtedness, $110 billion of which was secured.

Our credit ratings may not reflect all risks of your investments in the notes

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market may not develop for the notes

The notes are a new issue of securities for which there is no trading market. We can provide no assurance regarding the future development or maintenance of a market for the notes or the ability of holders of the notes to sell their notes. If such a market were to develop, the notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the notes;

•	the outstanding principal amount of the notes; and

•	the level, direction and volatility of market interest rates generally.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about GMAC and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed on February 16, 2007 and April 17, 2007

You may, at no cost, request a copy of any of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of L. K. Zukauckas, Controller, at the following address and telephone number:

GMAC LLC

200 Renaissance Center

Mail Code 482-B08-A36

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

RATIO OF EARNINGS TO FIXED CHARGES

Three Months Ended March 31,		Year Ended December 31,
2007	2006	2006	2005	2004	2003	2002
0.94(1)	1.19	1.15	1.28	1.45	1.51(2)	1.49(2)

(1)	The ratio calculation indicates a less than one-to-one coverage for the three months ended March 31, 2007. Earnings available for fixed charges for the three months ended March 31, 2007, is inadequate to cover total fixed charges. The deficient amount for the ratio is approximately $212 million.

(2)	Revised to reflect restatements to selected financial data for these periods, as presented in Item 6 to our Form 10-K for the period ended December 31, 2006.

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus for additional information.

CONSOLIDATED CAPITALIZATION OF GMAC LLC

(In millions of U.S. Dollars)

March 31, 2007
Short-Term Debt	$42,788
Long-Term Debt	180,939

Total Debt	223,727
Preferred Interests	2,226
Equity
Members’ interest	7,745
Retained earnings	6,816
Accumulated other comprehensive income	505

Total equity and preferred interests	17,292

Total Capitalization	$241,019

Note: Commitments and contingencies of GMAC are as disclosed beginning on page 115 of the Annual Report on Form 10-K for the year ended December 31, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected financial data derived from our audited consolidated financial statements for the two years ended December 31, 2006 and 2005 and from our unaudited interim consolidated financial statements for the three months ended March 31, 2007 and 2006. We do not publish non-consolidated financial statements. We believe that all adjustments necessary for the fair presentation thereof have been made to the March 31, 2007 and March 31, 2006 financial data. The results for the interim period ended March 31, 2007 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

	March 31,		December 31,
	2007	2006	2006	2005
	(in millions of U.S. Dollars)
Balance Sheet Data:
Assets
Cash and cash equivalents	$9,657	$17,352	$15,459	$15,424
Investment securities	17,516	18,269	16,791	18,207
Loans held for sale	22,086	18,171	27,718	21,865
Assets held for sale	—	—	—	19,030
Finance receivables and loans, net of unearned income
Consumer	126,023	139,407	130,542	140,436
Commercial	42,727	44,770	43,904	44,574
Allowance for credit losses	(3,733)	(2,911)	(3,576)	(3,085)

Total finance receivables and loans, net	165,017	181,266	170,870	181,925
Investment in operating leases, net	25,881	32,567	24,184	31,211
Notes receivable from General Motors	2,231	4,785	1,975	4,565
Mortgage servicing rights, net	5,108	4,526	4,930	4,015
Premiums and other insurance receivables	2,116	2,116	2,016	1,873
Other assets	25,520	24,692	23,496	22,442

Total assets	$275,132	$303,744	$287,439	$320,557

Liabilities
Debt
Unsecured	$106,729	$122,135	$113,500	$133,560
Secured	116,998	124,287	123,485	121,138

Total debt	223,727	246,422	236,985	254,698
Interest payable	2,289	2,829	2,592	3,057
Liabilities related to assets held for sale	—	—	—	10,941
Unearned insurance premiums and service revenue	5,051	5,210	5,002	5,054
Reserves for insurance losses and loss adjustment expenses	2,627	2,725	2,630	2,534
Accrued expenses and other liabilities	23,083	19,760	22,659	18,224
Deferred income taxes	1,063	4,529	1,007	4,364

Total liabilities	257,840	281,475	270,875	298,872
Preferred Interests	2,226	—	2,195	—
Equity
Common stock and paid-in capital	—	5,760	—	5,760
Members’ interest	7,745	—	6,711	—
Retained earnings	6,816	15,577	7,173	15,095
Accumulated other comprehensive income	505	932	485	830

Total equity	15,066	22,269	14,369	21,685

Total liabilities and equity	$275,132	$303,744	$287,439	$320,557

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
Statement of Income Data:
Revenue
Consumer	$2,528	$2,569	$10,472	$9,943
Commercial	723	726	3,112	2,685
Loans held for sale	479	481	1,777	1,652
Operating leases	1,568	1,929	7,742	7,032

Total financing revenue	5,298	5,705	23,103	21,312
Interest expense	3,673	3,814	15,560	13,106

Net financing revenue before provision for credit losses	1,625	1,891	7,543	8,206
Provision for credit losses	681	166	2,000	1,074

Net financing revenue	944	1,725	5,543	7,132
Servicing fees	559	472	1,893	1,730
Amortization and impairment of servicing rights	—	(23)	(23)	(869)
Servicing asset valuation and hedge activities, net	(302)	(186)	(1,100)	61

Net loan servicing income	257	263	770	922
Insurance premiums and service revenue earned	1,041	1,010	4,183	3,762
Gain (Loss) on sale of mortgage and automotive loans, net	(37)	364	1,470	1,656
Investment income	309	258	2,143	1,216
Gain on sale of equity method investments, net	—	—	411	—
Other income	866	1,004	3,643	4,399

Total net financing revenue and other income	3,380	4,624	18,163	19,087
Expense
Depreciation expense on operating lease assets	1,081	1,440	5,341	5,244
Compensation and benefits expense	635	718	2,558	3,163
Insurance losses and loss adjustment expenses	573	597	2,420	2,355
Other operating expenses	1,246	1,152	4,776	4,134
Impairment of goodwill and other intangible assets	—	—	840	712

Total noninterest expense	3,535	3,907	15,935	15,608
Income (Loss) before income tax expense	(155)	717	2,228	3,479
Income tax expense	150	222	103	1,197

Net income (Loss)	($305)	$495	$2,125	$2,282

Preferred interests dividends	(52)	—	(295)	—

Net income (loss) available to members	($357)	$495	$1,830	$—

USE OF PROCEEDS

We will receive total net proceeds before expenses of $1,989,940,000 from the sale of the notes. We estimate that our expenses will be approximately $500,000. The expected net proceeds from the sale of the notes will be added to the general funds of GMAC and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

DESCRIPTI ON OF NOTES

General

The following description of the particular terms of the notes offered hereby supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The notes are a series of the Debt Securities registered by GMAC in September 2003 to be issued on terms to be determined at the time of sale. Capitalized terms used but not defined in this section have the meanings assigned to them in the accompanying prospectus.

The notes offered hereby will be issued pursuant to an Indenture dated as of July 1, 1982, as amended (the “Indenture”), which is more fully described in the accompanying prospectus.

The notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of The Depository Trust Company, New York, New York, as described below under “—Book-Entry, Delivery and Form.”

Principal Amount; Maturity and Interest

Floating Rate Notes

The floating rate notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on May 15, 2009. The floating rate notes are not redeemable prior to maturity. They will be redeemed at par at maturity.

The floating rate notes will bear interest for each interest period at a variable rate. The interest rate for the floating rate notes for a particular interest period will be an annual rate equal to three-month LIBOR (as defined below) as determined on the applicable interest determination date (as defined below) plus a margin equal to 125 basis points. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). Interest on the floating rate notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007 (each an “interest payment date”). An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date the notes are issued) and ending on the day preceding the next following interest payment date; the initial interest period is May 15, 2007 through August 15, 2007. The interest reset dates are February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007. The interest determination date for an interest period will be the second London banking day (as defined below) preceding such interest period (the “interest determination date”). Promptly upon determination, the trustee will inform us of the interest rate for the next interest period. All payments of interest on the notes due on any interest payment date will be made to the persons in whose name the notes are registered at the close of business on the first day of the calendar month next preceding such February 15, May 15, August

15 and November 15, as the case may be, whether or not a business day. Interest on the notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

If any interest payment date, other than the maturity date, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. If an interest reset date falls on a day that is not a business day, such interest reset date will be deemed to occur on the next succeeding business day. As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulations to close in New York, New York.

GMAC, or a successor appointed by us, will act as calculation agent. “LIBOR” for each interest determination date will be determined by the calculation agent as follows:

(i)	LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000 as such rate appears on “Reuters Telerate Service Page 3750” at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date. “Reuters Telerate Service Page 3750” means the display page so designated on the Reuters Telerate Service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters Telerate Service.

(ii)	If this rate does not appear on Reuters Telerate Service Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of these major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR will be the arithmetic average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest determination date will be the arithmetic average of the rates quoted by three major banks in New York, New York (selected by the calculation agent) at approximately 11:00 a.m., New York time, on the interest determination date for the applicable interest determination date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. If fewer than three quotations are provided as requested, for the period until the next interest reset date, LIBOR will be the same as the rate determined for the immediately preceding interest reset date.

A “London banking day” will be any day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

The calculation agent will provide the interest rate then in effect upon any change to the holder of any floating rate note and to us. The calculation agent will be GMAC until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages used in or resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all U.S. dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

2012 Notes

The 2012 notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on May 15, 2012. The 2012 notes are not redeemable prior to maturity. They will be redeemed at par at maturity.

The 2012 notes will bear interest at a rate of 6.625%. Interest on the 2012 notes will accrue from May 15, 2007, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. We will make interest payments on the 2012 notes semi-annually on May 15 and November 15 of each year, beginning November 15, 2007, to the persons in whose name the notes are registered at the close of business on the first day of the calendar month next preceding such May 15 and November 15, as applicable. Interest on the 2012 notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the 2012 notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Book-Entry, Delivery and Form

The notes will be offered and sold in principal amounts of $2,000 and integral multiples of $1,000 above that amount. The notes will be issued in the form of one or more fully registered Global Notes (collectively, the “Global Notes”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through DTC, Clearstream Banking, societe anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./NV as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and J.P. Morgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. The transfer of Global Notes may be made at the office of the registrar according to the rules of the clearing systems.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The Bank of New York, the trustee, is the initial paying agent and transfer agent to the notes.

Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depositary rules. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream Participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

Neither GMAC nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes offered by this prospectus supplement in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes offered by this prospectus supplement and have the same terms as to status, redemption or otherwise as the notes offered by this prospectus supplement.

Notices

Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York and in London. It is expected that publication will be made in The City of New York in The Wall Street Journal and in London in the Financial Times. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Concerning the Trustee

The Trustee under the indenture is the Bank of New York. Pursuant to the Indenture, the Trustee will be designated by GMAC as the initial paying agent, transfer agent and registrar to the notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 7E, New York, N.Y. 10286, U.S.A. Attention: Trust Administration Department

The indenture provides that the Trustee, prior to the occurrence of an event of default and after the curing of all events of default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. If an event of default has occurred (which has not been cured), the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture also provides that the Trustee or any agent of GMAC or the Trustee, in their individual or any other capacity, may become the owner or pledgee of notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York. Any claims or proceedings in respect of the indenture or the notes shall be heard in a federal or state court located in the State of New York.

U NITED STATES FEDERAL TAXATION

The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders purchasing notes at the “issue price”, that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, traders in securities who have elected to use the mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons who have ceased to be United States citizens or to be taxed as resident aliens and United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar.

Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

For purposes of the following discussion, “United States person” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•

a corporation, or other entity that is treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Payments of Interest

Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to interest on the note that has not previously been included in income, which will be includable as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a note generally will equal the cost of the note to the United States person.

In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. GMAC, its agent, a broker, or any paying agent, as the case may be, will generally be required to withhold from any payment a tax equal to 28% of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service (“IRS”).

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means an owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or partnership, or

•	a nonresident alien fiduciary of a foreign estate or trust.

The term “non-United States Person” does not include a beneficial owner who (i) actually or constructively owns 10% or more of the profits or capital interests in GMAC or (ii) is a controlled foreign corporation related, directly or indirectly, to GMAC through stock ownership.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a)	payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

•	either (A) the beneficial owner of the note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (generally on IRS Form W-8IMY); or

•	the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false;

(b)	a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c)	a note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the profits or capital interests in GMAC and, at the time of such individual’s death, the income on the note would not have been effectively connected with a United States trade or business of the individual.

With respect to the certification requirement referred to in subparagraph (a), for notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a non-United States person holding a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s United States federal income tax.

The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States persons who hold the notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at the rate of 28%) will not apply to payments made by GMAC or a paying agent to a non-United States person in respect of a note if the certifications described above are received, provided in each case that GMAC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United

States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States persons holding notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the IRS.

Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

UNDER WRITING

Subject to the terms and conditions set forth in an underwriting agreement dated May 10, 2007 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc. are acting as representatives (collectively, the “Representatives”), has severally agreed to purchase the principal amount of notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the notes offered hereby if any of the notes are purchased.

	Principal Amount of
Underwriter	Floating Rate Notes	2012 Notes
Barclays Capital Inc.	$220,000,000	$220,000,000
Citigroup Global Markets Inc.	220,000,000	220,000,000
Credit Suisse Securities (USA) LLC	220,000,000	220,000,000
Deutsche Bank Securities Inc.	220,000,000	220,000,000
Calyon Securities (USA) Inc.	30,000,000	30,000,000
Commerzbank Capital Markets Corp.	30,000,000	30,000,000
Fortis Securities LLC	30,000,000	30,000,000
UBS Securities LLC	30,000,000	30,000,000

Total	$1,000,000,000	$1,000,000,000

The Representatives of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.12% of the principal amount of the floating rate notes and 0.255% of the principal amount of the 2012 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.10% of the principal amount of the floating rate notes and 0.128% of the principal amount of the 2012 notes to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement of which the accompanying prospectus, as supplemented by this prospectus supplement, is a part.

Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in or from which it purchases, offers, sells or delivers the notes or any interest therein or possesses or distributes this prospectus supplement or the accompanying prospectus or any offering material relating to the notes and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither GMAC nor any other underwriter shall have responsibility therefor.

The notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page of this prospectus supplement.

In connection with the sale of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

Neither we nor any underwriter makes any prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us, the issuer, of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Member State.

In the ordinary course of their respective businesses, the underwriters have engaged, and will in the future engage, in commercial banking and investment banking transactions with us and certain of our affiliates for which they have received customary fees and expenses.

LEGAL OPI NIONS

The validity of the notes offered pursuant to this prospectus supplement will be passed on for GMAC by Richard V. Kent, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Kent owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value. Mayer, Brown, Rowe & Maw LLP has advised GMAC in connection with this offering.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and for GMAC in various matters.

EXP ERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatement discussed in Notes 1 and 24, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$20,000,000,000

General Motors Acceptance Corporation

Debt Securities or Warrants to Purchase Debt Securities

We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 16, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

Unless the context indicates otherwise, the words “GMAC”, “Company”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

Any agent’s commissions or dealer or underwriter’s discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent’s commission, (b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter’s discount. There will be an additional deduction from the proceeds in the case of (a), (b) and (c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents’ commissions, the underwriter discounts and any other expenses of issuance and distribution.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $20,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Incorporation of Certain Documents By Reference.”

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically, including GMAC. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings made with the SEC by us under 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. These documents contain important information about GMAC and its finances.

SEC Filings (File No. 1-3754)	Period
Annual Report on Form 10-K	Year ended December 31, 2002.
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2003 and March 31, 2003.
Current Reports on Form 8-K	Filed January 16, 2003, March 7, 2003, April 10, 2003, April 23, 2003, June 13, 2003 and June 19, 2003(2).

You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of L.K. Zukauckas, Controller and Principal Accounting Officer, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail code 482-B08-A36

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words.

These statements are based on GMAC’s current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including:

•	changes in economic conditions, currency exchange rates, significant terrorist attacks or political instability in the major markets where we operate;

•

changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•

the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may continue to affect both the United States and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports that we file with the SEC.

Consequently, all of the forward-looking statements made in this prospectus and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation (“General Motors” or “GM”), was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

GMAC’s global activities include Financing, Mortgage and Insurance operations:

•

Financing — GMAC and its affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships and to the customers of those dealerships. The Company also provides commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage — The Company’s Mortgage operations originate, purchase, service and securitize residential and commercial mortgage loans and mortgage related products.

•

Insurance — GMAC’s Insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Six Months Ended June 30,	Years Ended December 31,
2003	2002	2001	2000	1999	1998
1.67	1.43	1.38	1.31	1.38	1.33

The schedule containing the calculation of the ratio of earnings to fixed charges for the six months ended June 30, 2003 and the years 1998-2002 is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated in this prospectus by reference.

USE OF PROCEEDS

We will add the net proceeds from the sale of the securities to our general funds and they will be available for general corporate purposes, including the purchase of receivables, the making of loans or the repayment of existing indebtedness. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

•	a First Supplemental Indenture dated as of April 1, 1986

•	a Second Supplemental Indenture dated as of June 15, 1987

•	a Third Supplemental Indenture dated as of September 30, 1996

•	a Fourth Supplemental Indenture dated as of January 1, 1998

•	a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990, as amended (together, the “Indenture”), between us and The Bank of New York, Successor Trustee (the “Trustee”), copies of which are filed as exhibits to the registration statement. We have summarized certain terms and provisions of the Indenture; such summaries are not complete and are subject to all provisions of the Indenture, including the definition of certain terms. You should read the indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Reform Act of 1990, as amended.

The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	the date after which or other circumstances in which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	the currency or currencies in which the debt securities are issuable or payable;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, our election to exercise such an option will constitute an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

Unless otherwise indicated in the accompanying prospectus supplement, the debt securities and warrants will be issued in the form of one or more fully registered global securities (each a “Global Debt Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of the Depositary’s nominee. Beneficial interests in a Global Debt Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in a Global Debt Security through DTC. Except as set forth below, a Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency”, registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of institutions, called participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic computerized book-entry changes in the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies, called indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

The Depositary advises that pursuant to procedures established by it:

•

upon issuance of a Global Debt Security, the Depositary will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal amounts of securities owned by such participants; and

•

ownership of beneficial interests in a Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in a Global Debt Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Debt Security is limited to such extent.

As long as the Depositary’s nominee is the registered owner of a Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities represented by a Global Debt Security. Except as provided below, you will not:

•	be entitled to have any of the debt securities registered in your name,

•	receive or be entitled to receive physical delivery of the debt securities in definitive form, or

•	be considered the owners or holders of the debt securities under the Indenture or warrant agreement.

Neither we, the Trustee, any Paying Agent, warrant agent or any other agent for payment on or registration of transfer or exchange of any Global Debt Security nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal, premium, if any, and interest payments on the debt securities registered in the name of the Depositary’s nominee will be made by the Trustee to the Depositary’s nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal, premium, if any, and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal, premium, if any, or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC’s debt-to-equity ratio.

The debt securities are not secured by mortgage, pledge or other lien.

GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

•

the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each debt security so affected, no such modification shall:

•

extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

•

reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

The Indenture contains provisions permitting us and the trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the debt securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to us, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to our covenants such further covenants, restrictions, conditions or provisions as our Board of Directors and the trustee shall consider to be for the protection of the holders of debt securities;

•

to permit or facilitate the issuance of debt securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of any debt securities;

•	to evidence and provide for the acceptance and appointment by a successor trustee;

•	to establish the form or terms of securities of any series as permitted by the Indenture; and

•

to change or eliminate any provision of the Indenture, provided that any such change or elimination (i) shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any security outstanding.

Events of Default

An event of default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 30 days after notice in performance of any other covenant in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an event of default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an event of default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any event of default with respect to a particular series of debt securities may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied. For such purposes, if the principal of all series shall have been declared to be payable, all series shall be treated as a single class. We are required to file with the

Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the applicable series of debt securities, create and issue further debt securities of each series of debt securities ranking pari passu with the debt securities of the applicable series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities. Such further debt securities may be consolidated and form a single series with the debt securities of the applicable series and have the same terms as to status, redemption or otherwise as the debt securities of that series.

Concerning the Trustee

The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF WARRANTS

General

The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a “Warrant Agreement”) between us and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agent”), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

The warrants will be evidenced by warrant certificates (the “Warrant Certificates”) and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the warrants will expire;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies in which the warrants are exercisable;

•	the periods during which and places at which the warrants are exercisable;

•	the date or dates on which the warrants will expire;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the Warrant Agent;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	the exchanges, if any, on which the warrants may be listed;

•	whether the Warrants shall be issued in book-entry form; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

PLAN OF DISTRIBUTION

We may offer from time to time debt securities and warrants. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $20,000,000,000.

A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities being offered in five ways:

•	directly to purchasers,

•	through agents,

•	through underwriters,

•	through dealers, and

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies,

•	educational and charitable institutions, and

•	other institutions.

All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet or Bidding or Ordering System

We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based, in whole or in part, on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for GMAC by Martin I. Darvick. Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares and hold options to purchase shares of General Motors Corporation $1 2/3 par value common stock and owns shares of General Motors Corporation Class H common stock, $0.10 par value. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the General Motors Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.